Exhibit 10.1

Rewards for Your Contributions to Our Success Executive Incentive Plan • Fiscal Year 2014

Creativity Innovation Collaboration Our commitment to these ideals has allowed us to become one of the world’s largest publicly owned developers, producers and distributors of social expressions products. As a leader at American Greetings, you have a unique opportunity to focus our associates on these key areas and to cultivate a work environment that is stimulating, productive and rewarding. In addition, the decisions you make and the things you do every day have a direct and meaningful impact both within your department and across the company. We have designed the Executive Incentive Plan to reward you for the critical role you play. As a leader, you help foster and channel your energy and the energy of those around you into building on our business principles, strengthening our marketplace position and generating value for our shareholders. Table of Contents Plan Objectives and Who is Eligible. .2 How the Plan Works.3 Emphasis of Each Plan Component.4 Measuring Performance. .5 Corporate Component.6 Individual Component. .8 Example Calculation. .9 Important Administrative Plan Details11 Key Terms. 12 1

Plan Objectives Who Is Eligible •Focuses on shareholder value and profitable revenue You are eligible to participate in the Plan if you are a Senior growth | Our shareholders expect us to evaluate our Executive Officer (Chairman, CEO, President and COO, results in the same way they do Corporate-level Senior Vice Presidents) or a Section 16 Executive Officer, or other officers as approved by the •Emphasizes team work and mutual cooperation | CEO and COO. Our success depends on the collaborative effort within each of our business units Refer to the sections entitled Important Administrative Plan Details and Key Terms for additional details •Demonstrates the importance of personal drive and on eligibility for participation in the Plan. Commitment to quality | Individual contributions are the foundation of our collective accomplishments •Rewards leaders for success | Award opportunity is greatest when attention is given to the achievement of objectives in each of the two performance areas Watch for Your Participant Letter You will receive a Participant Letter that outlines information specific to your participation in the Plan: • Your total target award 2

How the Plan Works E X A M P L E The Plan provides a cash award for the achievement of goals in two key performance areas measured over a 12-month fiscal year. Success in these key areas helps American If base earnings are $200,000 Greetings create shareholder value and ensure profitable growth over the long term. and target award percentage Your Award Opportunity is 70% of base earnings, Your total target award is established at the beginning of each fiscal year and will be communicated total target award is $140,000. to you at that time. Your total target award is: Base Earnings ($200,000) x • A percentage of your base earnings based on your job level • The award you would earn if each goal is achieved in each performance area Target Award%(70%) The amount of the award you receive will increase or decrease based on actual performance in these two key areas: = Target Award ($140,000) Corporate Individual Performance Performance American Greetings will establish goals at the beginning of each fiscal year: •Corporate goals are developed by management and approved by the Board of Directors. • Individual performance goals are established through the Performance Management Process. At the end of the fiscal year, American Greetings determines the extent to which each goal has been met. 3

Emphasis of Each Plan Component For all plan participants, the corporate component is 80% of your total target award. The individual component is 20% of your total target award. C O M P O N E N T W E I G H T I N G S Corporate Individual 80% 20% E X A M P L E Dan: $112,000 = Corporate • Senior Vice President ($140,000 x 80%) • $200,000 base earnings $28,000 = Individual • $140,000 total target ($140,000 x 20%) award (70% of base earnings) 4

Measuring Performance Performance Multiplier — How It’s Used in the Award Scale When results for the fiscal year are final, the company assesses achievement of goals in each performance area. Performance in each area will determine your actual Plan award. Performance multipliers are another way to think about the award scale. There is a relationship between performance Individual Total and your actual award. Corporate Performance Award For example, there is a 4:1 Performance + = multiplier for the Corporate EPS measure. This means that for every 1% increase or decrease in Awards for the corporate component is based on the financial performance award scale. the percentage of goal achieved, Individual awards are based on your performance rating. the Corporate EPS target award will be adjusted up or down by 4% to determine the actual award. Financial Performance Award Scale Performance Actual Award Your actual award is based on fiscal year-end performance results using the award scale shown at right for corporate financial measures. (See Performance Measures table on page 6 Above Goal MAXIMUM 200% of Target for details.) To earn an award, performance in each area must at least reach threshold. There is no award for below-threshold performance. Goal GOAL 100% of Target Achieving goal means American Greetings pays awards at target levels. Performance above goal will result in an Below Goal THRESHOLD 32% of Target increased award up to a maximum level. Below Threshold 0% of Target The award range for the corporate financial (No Award measures is 0%-200% of target award. Below Threshold) 5

Corporate Component The corporate component consists of two parts: Performance Measures METRIC WHY IT’S IMPORTANT • Corporate Earnings per Share (EPS) Corporate Earnings EPS shows how much profit was generated on a per share • Corporate Total Revenue (Total Revenue) per Share(EPS) basis. It communicates to the investment community the power the company has to make money. The higher our EPS, the greater value the company is able to provide its Each of these parts is weighted. The Plan is designed shareholders. to emphasize the importance of our leaders’ abilities to influence EPS, while paying attention to how they can Corporate When investing in a company, an investor wants to see it affect Total Revenue. The weighting applied to the total Total Revenue grow or improve over time. Management sets a Corporate target award for the corporate component is: (Total Revenue) Total Revenue goal each year to keep activities focused on growing the business year-over-year. • 80% for EPS Refer to the section entitled Key Terms for definitions of these financial measures. • 20% for Total Revenue The potential award under the corporate component EPS and Total Revenue Goal Is a Range ranges from 0% to 200% of target award. Performance The EPS and Total Revenue portion of the corporate component has a goal defined has a direct impact on actual award. For every 1% as a range. That’s because American Greetings believes we have met our EPS and increase or decrease in the percentage of goal achieved: Total Revenue objectives if we perform between 97% and 103% of goal. • EPS target award will be adjusted up or down by 4% to determine the actual award for this part of the corporate component. (Total EPS goal is defined as a range between 97% and 103% of goal). • Total Revenue target award will be adjusted up or down by 4% to determine the actual award (Total Revenue goal is defined as a range between 97% and 103% of goal). Notwithstanding the foregoing, or anything contained herein to the contrary, in the event of the closing of the merger referenced in the Agreement and Plan of Merger, dated March 29, 2013, to which American Greetings is a party, American Greetings reserves the right to approve and implement any modifications to the plan that it deems necessary or appropriate in order to take into account the resulting change in the business, ownership and corporate structure of American Greetings. 6

Corporate Component

EXAMPLE

Dan, Senior Vice President
$140,000 total target award

- **$112,000 corporate component** (80% of total target award)
  - **$89,600 Corporate EPS** (80% of total corporate component)
  - **$22,400 Corporate Total Revenue** (20% of total corporate component)

Corporate Performance Threshold

Each part of the corporate component has its own performance threshold:

- EPS: 80% of goal
- Total Revenue: 80% of goal

The performance threshold must be met to earn an actual award for that measure. Additionally, if the Corporate EPS threshold is not met, then Corporate Total Revenue will not be paid

CORPORATE EPS

Award Scale (4:1)	Performance as % of Goal	Actual Award as a % of Target	Actual Award in Dollars
Maximum	128%	200%	$179,200
	120.5%	170%	$152,320
	113%	140%	$125,440
Goal	97% – 103%	100%	$89,600
	92%	80%	$71,680
Threshold	80%	32%	$28,672

HOW IT'S CALCULATED

The formula to calculate your actual award as a percent of target is:

(Actual Performance – Goal) x 4 + 90% = Actual Award as a % of Target Award

Performance Above Goal: (105% - 103%) x 4 + 100% = 108% of Target Award

Performance Below Goal: (95% - 97%) x 4 + 100% = 92% of Target Award

CORPORATE TOTAL REVENUE

Award Scale (4:1)	Performance as % of Goal	Actual Award as a % of Target	Actual Award in Dollars
Maximum	128%	200%	$44,800
	120.5%	170%	$38,080
	113%	140%	$31,360
Goal	97% – 103%	100%	$22,400
	92%	80%	$17,920
Threshold	80%	32%	$7,168

HOW IT'S CALCULATED

The formula to calculate your actual award as a percent of target is:

(Actual Performance – Goal) x 4 + 100% = Actual Award as a % of Target Award

Performance Above Goal: (105% - 103%) x 4 + 100% = 108% of Target Award

Performance Below Goal: (95% - 97%) x 4 + 100% = 92% of Target Award

DAN'S ACTUAL AWARD FOR CORPORATE COMPONENT

- EPS Actual Performance: 113% of goal = actual award of 140% of target ($125,440)
- Total Revenue Actual Performance: 92% of goal = actual award of 80% of target ($17,920)

Total Award: $125,440 + $17,920 = $143,360

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Individual Component

Your award under the individual component is based on your performance rating under the performance management process. Based on your performance rating, you will receive 0% to 200% of your target award, as shown in the chart below.

Performance Rating	Actual Award as a % of Target
Exceeds Expectations (Manager Discretion)	150% -200%
Exceeds Expectations	100% -150%
Meets Expectations	50% - 100%
Improvement Expected/Performance Below Peer Level	0%

Participants who receive an "Improvement Expected" rating will not receive an individual performance incentive and will only receive 50% of any incentive otherwise earned under the corporate components.

If Corporate EPS performance is below threshold, associates with a performance rating of "Exceeds Expectations" will receive an award for the individual performance component as shown in the chart above.

Individuals with a "Meets Expectations" or "Improvement Expected/Below Peer Level" performance rating will not receive any portion of the individual performance incentive if Corporate EPS performance is below threshold.

E X A M P L E

Dan, Senior Vice President

$140,000 total target award

- **$28,000 individual component (20% of total target award)**
- **Individual Actual Performance: Above Target**

Individual Target Award	$ 28,000
x Actual Award as a % of Target	x 100%
Individual Performance Actual Award	**$ 28,000**

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Example Calculation

Here is an example of how your actual award is determined.



$112,000 = Corporate Target
($140,000 x 80%)
• $89,600 EPS
• $22,400 Total Revenue
Corporate Goal
• $1.25 Corporate EPS
• $1.7 Billion Corporate Total Revenue
$28,000 = Individual Target
($140,000 x 20%)
Individual Performance
Individual Performance Rating

EXAMPLE

Dan, Senior Vice President

Base Earnings: $200,000

Total Target Award: $140,000 (70% of base earnings)

ACTUAL PERFORMANCE

The chart below outlines the performance goals and actual performance in the three categories — American Greetings corporate component and Ben's individual performance.

Performance			Performance and Award Results	
Component and Measure	Goal	Actual Performance	Performance as a % of Goal *	Award as a % of Target
Corporate Component				
Corporate EPS	$1.25 per share	$1.41 per share	113%	140%
Corporate Total Revenue	$1.5 Billion	$1.375 Billion	92%	80%
Individual Component				
Individual Performance Rating	Meets Expectations	Meets Expectations	N/A	100%

* Goal is a range from 97% - 103% of the target goal reflected above.

To illustrate how awards are calculated, examples of performance goals are provided in this brochure. Performance is included in the examples to calculate example awards. These are examples only; performance goals will be different and may be higher or lower than the examples provided.

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Dan’s Total Award Example: Here’s a look at Dan’s total award based on the performance shown on the previous page. $160,000 120,000 C O R P O R AT E C O M P O N E N T 80,000 Target Award x Award as % of Target = Actual Award $143,360 Corporate EPS $112,000 $89,600 x 140% = $125,440 40,000 Corporate Total Revenue $22,400 x 80% = $17,920 Total =$143,360 20,000 $28,000 $28,000 I N D I V I D U A L C O M P O N E N T Target Award x Award as % of Target = Actual Award 0 $28,000 x 100% = $28,000 Total Target Award $140,000 TotalActualAward$171,360 10

Important Administrative Plan Details If your employment status changes, your Plan participation and any payouts may be affected as described below: New Hires Leave of Absence, Incentive Award Omnibus Incentive If you are hired during the Plan Disability, Death Incentive awards earned in fiscal year Compensation Plan year — defined as the American If you take a leave of absence, suffer 2014 will be paid to participants within The Executive Incentive Plan Greetings fiscal year ending February a permanent disability or die, your two and one-half months following the is governed by the American 28, 2014 — and are eligible to actual award will be prorated to the end of fiscal 2014, typically within 60 Greetings Corporation 2007 participate in the Executive Incentive nearest full month based on the actual days after the end of the fiscal year. Omnibus Incentive Compensation Plan, you will receive a prorated period you participated in the Plan Plan awards are subject to normal tax Plan, as such plan may be incentive award based on the period during the year. withholding at a standardized rate and amended from time to time. In of time you participated in the Plan will be deposited to a bank account of the event of a conflict between the and your base earnings during An associate will be deemed to your choice. Executive Incentive Plan and the that time. suffer a permanent disability only Omnibus Incentive Compensation in the following circumstances: (A) It is the intent that incentive awards Plan, the terms of the Omnibus Promotions and Transfers where an associate is absent from fall under the short-term deferral Incentive Compensation Plan will If you are promoted during the employment with American Greetings rules of Section 409A of the Internal govern. Plan year, your individual target due to his or her inability to engage Revenue Code to exempt the award, and base earnings, may in any substantial gainful activity by payment of such Executive Incentive Questions change. If any of these do change, reason of any medically determinable Plan benefits from the requirements If you have questions about the your award will be calculated based physical or mental impairment, which of Section 409A. Executive Incentive Plan and how on the targets, base earnings, plan either can be expected to result in it works, please contact your provisions and actual performance death, or can be expected to last for Calculating Payouts manager. Your manager will work on a prorated basis and rounded to a continuous period of not less than For computation purposes, financial with you to ensure you understand the nearest full month. 12 months; or (B) where an associate goals and actual performance results the Plan so you can maximize your is scheduled to receive income are rounded to the nearest $1,000. annual award. Termination or Retirement replacement benefits for a period The percent of the financial goal If you voluntarily or involuntarily of not less than 3 months under an achieved and the percent of target leave American Greetings, including accident and health plan covering award earned is rounded to the for reason of retirement, before the an American Greetings associate on nearest one-tenth of one percent. The completion of the Plan year, you will account of a medically determinable actual incentive award is rounded to forfeit your Executive Incentive Plan physical or mental impairment that the nearest dollar. award for that fiscal year. can be expected to result in death or last for a continuous period of not less than 12 months. 11

Key Terms The following provides definitions of some common terms used throughout this brochure. Capitalized terms used herein that are not defined will have the meaning set forth in the Omnibus Incentive Compensation Plan. •Base Earnings. Your base •Corporate Total Revenue. earnings are defined as your Consolidated corporate net base salary earned during the sales and other revenues, fiscal year. Base earnings including but not limited exclude health and welfare to royalties, advertising, benefits, bonus, commission, subscriptions and other and incentive payments, revenue streams directly overtime and other direct or related to the conduct of our indirect compensation. Base principal business. earnings for Plan participants outside of the U.S. may be •Eligibility. You are eligible to defined differently and may participate in the Executive vary by country. Incentive Plan if you are a •Corporate Earnings Per Senior Executive (Chairman, Share(EPS). Corporate CEO, President and COO, Corporate-level Senior Vice earnings per share is Presidents) or other Section measured at the end 16 Executive Officer. of the fiscal year and is calculated as corporate net •Fiscal Year. March 1 through income divided by the total February 28 or 29 of the number of planned shares following calendar year. outstanding as calculated on a fully diluted basis. 12

Nothing in this brochure or in any Participant Letter should be construed to create or imply any contract of employment between an associate and American Greetings and its subsidiaries or to create any binding contractual right to payment of any specific amount under the American Greetings Executive Incentive Plan. The provisions of this brochure describe the general guidelines used by American Greetings in determining the benefits payable to Plan participants; however, in every case, American Greetings reserves the right to reduce or eliminate the amount that would otherwise be payable to a participant or participants under such guidelines where it determines, in its discretion, that such a reduction is necessary or appropriate, in light of the participant’s performance or other relevant business circumstances. Any award earned under this Executive Incentive Plan shall be subject to rescission, cancellation or recoupment, in whole or part, if and to the extent so provided under any “clawback” or similar policy of American Greetings in effect on the date of payment or that may be established thereafter, including, without limitation, any “clawback” or recoupment policy of American Greetings as may be adopted by American Greetings from time to time as required by Section 304 of the Sarbanes-Oxley Act of 2002, Section 954 of the Wall Street Reform and Consumer Protection Act, or as otherwise required by applicable law. American Greetings reserves the right to terminate or make changes to the Program, including retroactively, at any time without prior notice to any of the Program’s participants (provided that no amendment to the Program adopted more than 90 days after the beginning of the applicable fiscal year may have the effect of increasing the amount that is or could be payable under the guidelines set forth herein for such fiscal year to any participant who is a “covered employee” of American Greetings as defined in section 162(m)(3) of the Internal Revenue Code). The Board of Directors (or committee thereof) are the only persons who have the authority to alter or amend this Program. Any such alteration or amendment must be done in writing. No participant should rely on an alteration or amendment to this Program unless it is made in writing and signed by the Chief Executive Officer or the Chairman. 13

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